Exhibit 10.4

Amendment Number 1

to

Watson Wyatt & Company

Senior Officers Deferred Compensation Plan

Section 4 is amended as follows:

4. Requirement to Defer

If a Participant's Applicable Employee Remuneration exceeds $1,050,000, the amount in excess of $1,000,000 will be deferred. Amounts deferred under this Paragraph 4 shall be referred to as the "Deferred Amounts."

Section 6 is amended as follows:

6. Investment Options and Additions to Deferred Amounts

The Plan shall offer a minimum of three Investment Options including an interest factor equal to the prime rate of interest as reported by BankAmerica, or the Company's bank if different. A Participant's Deferred Compensation Account shall be deemed to be invested in the Investment Options the Participant has selected and may thereafter be changed in accordance with policies and procedures developed by the Committee.

Executed on behalf of Watson Wyatt & Company pursuant to authorization of its Board of Directors given on December 18, 2000.

/s/ Walter W. Bardenwerper	Vice President and Secretary	8/17/01

Walter W. Bardenwerper

Watson Wyatt & Company

Senior Officers Deferred Compensation Plan

1. Purpose

The purpose of the Watson Wyatt & Company Voluntary Deferred Compensation Plan (the "Plan") is to preserve Watson Wyatt & Company's tax deduction for compensation in excess of $1,000,000 which is otherwise lost under section 162(m) of the Internal Revenue Code.

2. Administration

The Plan shall be administered by the Compensation and Stock Committee of the Board of Directors of the Company (the "Committee"). The Committee shall have sole and complete authority to interpret the terms and provisions of the Plan and to delegate various administrative tasks to appropriate officers and employees of the Company.

3. Eligibility

The chief executive officer and the other four highest compensated officers as disclosed in the proxy shall participate in the Plan if their Applicable Employee Remuneration (as defined in section 162(m)(4) of the Internal Revenue Code) exceeds $1,000,000. Such persons shall be collectively referred to as the "Participant" or "Participants" as the case may be.

4. Requirement to Defer

If a Participant's Applicable Employee Remuneration exceeds $1,000,000, the amount in excess of $1,000,000 will be deferred. Amounts deferred under this Paragraph 4 shall be referred to as the "Deferred Amounts."

5. Establishment of Deferred Compensation Account

At the time of the Participant's initial deferral pursuant to Paragraph 4, the Company shall establish a memorandum account (a "Deferred Compensation Account") for such Participant on its books. Deferred Amounts shall be credited to the Deferred Compensation Account at the time the Deferred Amounts would have been paid to the Participant if no deferral were made. Additions as provided in Paragraph 6, below; shall be credited to the Participant's Deferred Compensation Account as of the last day of each month.

6. Additions to Deferred Amounts

As of the last day of each month, the balance in the Participant's Deferred Compensation Account at the beginning of that month shall be credited with interest using an interest factor equivalent to the prime rate of interest as reported by NationsBank at the beginning of such month.

7. Payment of Deferred Amounts

Except as otherwise provided in subparagraph (b) below, the period of deferral shall be until the earlier of (i) the Participant is not named in the Summary Compensation Table of the Watson Wyatt & Company proxy or (ii) payment of the Deferred Amount will be deductible by Watson Wyatt & Company.

Payments made because the Participant is not named in the Summary Compensation Table shall be in a lump sum.

In the event of the Participant's death, payment of the balance in the Participant's Deferred Compensation Account shall be made to the beneficiary designated by the Participant in writing and delivered to the Committee, or if none, to the Participant's estate.
(b)	A Participant shall receive the balance in the Deferred Compensation Account as soon as practical after the occurrence of a Change in Control of the Company. The term "Change in Control" shall mean a Change in Control of a nature that would be required to be reported, by persons or entities subject to the reporting requirements of Section 14(a) of the Securities and Exchange Act of 1934 (the 1934 Act) in response to item 6(e) of Schedule 14A of Regulation 14A, or successor provisions thereto, as in effect on the date hereof; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (1) any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the 1934 Act) is or becomes the "beneficial owner" (as defined in Rule 13(d)–3 issued under the 1934 Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities; or, if, (2) at any time during any period of two consecutive fiscal years, individuals who at the beginning of such period constitute the board of directors of the Company cease for any reason to constitute at least the majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period; or if (3) the Company is merged into or consolidated with another entity, as a result of which the shareholders of the Company immediately prior to such merger or consolidation own less than 75% of the voting interest in the surviving entity or the parent of the surviving entity.

8. Participant Reports

The Committee shall provide a statement to the Participant at least annually concerning the status of his/her Deferred Compensation Account.

9. Transferability of Interests

All Deferred Compensation Accounts shall be merely bookkeeping entries. Any assets which may be reserved to pay benefits hereunder, shall be considered as general assets of the Company for use as it deems necessary and shall be subject to the claims of the Company's creditors.

The rights and interests of a Participant shall be solely those of a general creditor of the Company and such Participant's rights and interests may not be anticipated, assigned, pledged, transferred or otherwise encumbered or disposed of except in the event of the death of the Participant, and then only by will or the laws of descent and distribution.

10. Conditions of Employment Not Affected by the Plans

The establishment and maintenance of the Plans will not be construed as conferring any legal rights upon any person to the continuance of his/her employment with the Company or any of its subsidiaries, nor will the Plans interfere with the rights of the Company or any of its subsidiaries to discharge any person from its employ.

11. Amendment, Suspension and Termination

The Company by action of its Board of Directors may amend, suspend or terminate the Plan or any portion thereof in such manner and to such extent as it may deem advisable and in the best interests of the Company. No amendment, suspension and termination shall alter or impair any Deferred Compensation Accounts without the consent of the Participant affected thereby.

12. Unfunded Obligation

The Plan shall not be funded, and no trust, escrow or other provisions shall be established to secure payments due under the Plan. A Participant shall be treated as a general, unsecured creditor of the Company at all times under the Plan.

13. Applicable Law

The Plan will be construed and enforced according to the laws of Maryland and all provisions of the Plan will be administered accordingly.

14. Severability

If any provision of this Plan is declared to be invalid or unenforceable, such provision shall be severed from this Plan and the other provisions hereof shall remain in full force and effect.

15. Effective Date

The Plan shall be effective immediately upon approval by the Board of Directors of the Company.

Executed on behalf of Watson Wyatt & Company pursuant to authorization of its Board of Directors given on February 21, 1997.
/s/ Walter W. Bardenwerper	Vice President and Secretary	8/17/01

Walter W. Bardenwerper